UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2015

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901 Miami, Florida 33133

(Address of principal executive offices, including zip code)

(305) 714-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2015, the Board of Directors (the “Board”) of Watsco, Inc., a Florida corporation (the “Company”) appointed George P. Sape, 71, to the Board to fill a vacancy. Mr. Sape previously served as a director of the Company for 11 years from 2003 to 2014. Mr. Sape retired in 2015 as the Managing Partner of Epstein Becker & Green, P.C., a New York-based law firm, where he had been employed since 1986. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to a number of Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape also serves on the board of the University of Colorado School of Business.

Mr. Sape meets the Company’s independence guidelines for non-management directors and will serve as a Common Stock director and as a member of the Board’s Audit Committee. His initial term will expire at the Company’s 2016 annual meeting of shareholders.

Mr. Sape will participate in the non-employee director compensation arrangements described in the “Director Compensation” section of the Company’s 2015 Proxy Statement. In connection with his appointment to the Board, the Company granted Mr. Sape an option to purchase 10,000 shares of the Company’s Common Stock.

There are no arrangements or understandings between Mr. Sape and any other person pursuant to which Mr. Sape was appointed to the Board, nor has the Company engaged in any transaction, nor are there any contemplated transactions, with Mr. Sape that would require disclosure in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: November 10, 2015	By:	/s/ Ana M. Menendez
Ana M. Menendez, Chief Financial Officer